Exhibit 99.2

OraSure Technologies, Inc.

2014 First Quarter

Analyst/Investor Conference Call

May 7, 2014

Prepared Remarks of Douglas A. Michels and Ronald H. Spair

Please see “Important Information” at the conclusion of the following prepared remarks.

Introduction – Doug Michels

Thanks Rena. Good afternoon everyone and welcome to our call.

Earlier today we issued a press release in which we announced our first quarter financial results for 2014.

•	Consolidated net revenues for the quarter were $23.5 million, an 11% improvement from Q1 of 2013.

•	The biggest contributor to this growth was our molecular collection systems business. That segment continues to deliver exceptional results, with net quarterly revenues of $5.8 million, a 46% increase over 2013.

•	Strong growth in our HCV business, higher sales of our OraQuick® In-Home HIV test, and higher cryosurgical systems revenues also contributed to revenue growth in the quarter.

We are very pleased with our Q1 results, and we expect continued strong performance throughout the remainder of 2014.

Ron will begin with a financial review and later in the call, I will provide some business updates. In particular, I will describe the changes we are making to the promotional strategy for our OraQuick® In-Home HIV test in order to improve the financial performance of this product.

So with that, let me turn the call over to Ron to review our Q1 results and update our guidance. Ron . . .

First Quarter 2014 Financial Results – Ron Spair

Thanks Doug, and good afternoon everyone.

Revenues – Ron Spair

Our first quarter 2014 consolidated net revenues were $23.5 million, compared to $21.2 million reported in 2013. Our consolidated product revenues increased 12% as a result of higher sales of our molecular collection systems, OraQuick® HCV, OraQuick® In-Home HIV and cryosurgical systems products. These increases were partially offset by lower sales of our OraQuick® professional HIV product in the domestic market and our substance abuse and insurance risk assessment products.

Our molecular collection systems revenues, primarily representing sales of the Oragene® product line, increased to $5.8 million in the first quarter of 2014 compared to $3.9 million in 2013. This 46% increase was the result of higher sales in both the commercial and academic markets.

Our overall infectious disease testing revenues increased 4% to $11.1 million in the first quarter of 2014, compared to $10.7 million in the first quarter of 2013. Aggregate sales of our OraQuick® HCV professional product in both the domestic and international markets increased 133%. International sales of our HCV test in the first quarter of 2014 increased to $896,000 from $240,000 in the same period last year primarily due to sales in support of a significant testing program with an international NGO. Higher demand in the domestic market among new and existing customers contributed to the increase in sales of our HCV test in Q1 to $663,000 from $428,000 in the prior year.

During the current quarter, net sales of our OraQuick® In-Home HIV test were $2.0 million compared to $1.4 million in the first quarter of 2013. Net revenues for these periods were not recorded using the same revenue recognition policy and are not readily comparable. Due to our change in policy beginning in December 2013, revenues in the current quarter were recognized upon shipment to the distribution channels while revenues in the first quarter of 2013 were recognized upon consummation of a sale to the end user. To better evaluate the performance of this product as compared to the year ago period, we can look at the number of units purchased by consumers. Based on available point of sale data, unit consumption increased by approximately 22% in the first quarter due to an improvement in consumer awareness. Net sales of this product in the 2014 and 2013 quarterly periods also included approximately $183,000 and $128,000, respectively, of direct sales to public health customers.

Domestic sales of our professional HIV product decreased to $6.6 million in the first quarter of 2014 from $7.7 million in the first quarter of 2013. This decrease was primarily caused by a delay in purchasing resulting from a delay in the release of available funding by the federal government to public health jurisdictions. This issue and its impact should be resolved over the next few quarters.

First quarter 2014 cryosurgical revenues increased 29% to $4.0 million from $3.1 million in the first quarter of 2013, primarily as a result of higher sales of our professional product in the domestic marketplace and increased OTC sales in Europe. Sales of Histofreezer® to physician offices in the United States increased to $1.5 million in the first quarter of 2014 from $891,000 in the first quarter of

2013 as a result of lower sales in the first quarter of last year as distributor purchases were concentrated in the fourth quarter of 2012 in advance of our January 2013 price increase. OTC sales increased to $2.1 million in the first quarter of 2014 from $1.8 million in the first quarter of 2013 due to higher sales to our European distributor as a result of the launch of our product into new market segments.

Substance abuse testing revenues decreased to $1.8 million in the first quarter of 2014 from $2.2 million largely due to lower international sales of our Intercept® product as result of the discontinuance of purchases by our UK distributor who began selling its own competing product in 2012.

Gross Margin – Ron Spair

Gross margin for the quarter ended March 31, 2014 was 59% compared to 57% reported for the quarter ended March 31, 2103. The current quarter margin benefited primarily from improved overhead absorption as compared to the first quarter of 2013, as well as an improvement in product mix driven largely by the increase in DNAG sales.

Operating Expenses – Ron Spair

Our consolidated operating expenses for the first quarter of 2014 decreased to $19.5 million during the first quarter of 2014 compared to $22.6 million in the first quarter of 2013. The decrease was primarily due to lower advertising and promotional spending related to our OraQuick® In-Home HIV test, lower clinical trial costs and decreased R&D staffing and supply expense. These decreases were partially offset by an increase in general and administrative expense due to higher consulting costs. Our advertising and promotional expenses for our OTC HIV test were $4.6 million in the first quarter of 2014, compared to $6.9 million spent in the first quarter of 2013.

Net Income – Ron Spair

From a bottom line perspective, we reported a net loss of $5.6 million, or $0.10 per share, for the first quarter of 2014, compared to a net loss of $10.2 million, or $0.18 per share, for the same period of 2013.

Cash Flow from Operations and Liquidity – Ron Spair

Turning briefly to our balance sheet and cash flow, our cash balance at March 31, 2014 was $84.2 million compared to $93.2 million at December 31, 2013. Cash used in operating activities in the first quarter of 2014 and 2013 was $7.7 million.

Second Quarter 2014 Consolidated Financial Guidance – Ron Spair

Turning to guidance for the second quarter of 2014, we are projecting consolidated net revenues of approximately $25.2 to $25.7 million and a consolidated net loss per share of approximately $0.09 to $0.10 for the quarter.

And, with that, I will now turn the call back over to Doug.

Business Update – Doug Michels

Thanks, Ron.

OraQuick® HCV – Doug Michels

Let me start with our OraQuick HCV business.

As Ron explained, this part of the business generated significant growth in the first quarter, largely reflecting the ongoing positive trends affecting HCV. Our aggregate estimated customer base increased as we added approximately 80 new customers during the quarter.

On a worldwide basis, 17% of our revenues came from new customers. Our business is growing, as we see a good mix of sales from new and existing customers on a global basis.

On the international front, a significant contributor to our growth is the large international NGO mentioned on prior calls, which has placed several large orders. I am happy to report that this customer has indicated its intent to continue purchasing at comparable levels throughout 2014, and we expect this relationship will continue into next year.

As discussed on prior calls, there continue to be developments that we expect will positively affect our HCV business going forward. In particular, there have been several recent studies that confirm the value of using our rapid HCV test.

A recent study at Johns Hopkins, which was reported at the Conference on Retroviruses and Opportunistic Infections in March, tested over 1,300 patients from a medically underserved community with our product. A CDC funded outreach program by the AIDS Resource Center of Wisconsin used the OraQuick® HCV to test over 1,000 patients. And an HCV testing initiative at the Wisconsin Division of Public Health, reported in an MMWR issued by the CDC in April, tested over 1,200 individuals with our product. Each of these studies reported very high prevalence within their test groups and, because a rapid test was used, 100% of the individuals who tested positive received their results and were offered additional care. These studies further confirm the important public health benefits that result when a rapid testing model is used.

As previously noted, late last year the State of New York passed a law requiring that doctors offer hepatitis C testing as a routine part of healthcare provided to baby boomers. This law went into effect on January 1, 2014 and seems to have started a trend. There are now at least 10 states with HCV testing legislation currently pending.

So looking forward, we are extremely optimistic about this part of the business. We expect growth to continue in both the domestic and international markets. As discussed on prior calls, we have engaged in various discussions to secure a new marketing collaboration for our HCV test. Although we have not finalized anything yet, we have made good progress, and I hope to have something to share with you in the near future.

This is an exciting time for our HCV testing business, and we are enthusiastic not only for the prospects for OraSure but for the significant benefits we can provide to the large number of individuals who are afflicted with HCV.

HIV-OTC – Doug Michels

As Ron stated, net sales of our OraQuick® In-Home HIV test increased to $2.0 million for the first quarter and included almost $200,000 in sales to public health organizations. During this period, average weekly outsales by the major retail chains increased 6% in January, 9% in February and 8% in March, when compared to the immediately preceding month.

We believe this growth is attributable to the continued execution of our “Life As We Know It” campaign mentioned in prior calls. During the first quarter, we launched our collaboration with the BET TV Network program “Being Mary Jane,” featuring a customized, co-branded TV message, digital advertising and an interactive event. We also continued our work with LOGO TV Network and Essence magazine and conducted several press events recognizing National Black HIV/AIDS Awareness Day in February and a series of interactive panel events with several celebrity spokes people. We launched a new 15 second TV spot featuring Bravo Network celebrity Demetria Lucas and participated in several major gay pride events. We believe these programs have contributed to the sales increases experienced during the first quarter.

The retail environment remains challenging, but each quarter we continue to make progress against our key goals of ensuring easy access and appropriate in-stock levels at retail. We have seen positive movement in retail shelf inventory, with a 7% increase since December of last year. More importantly, we have made progress in right-sizing the inventory at many stores. High performing stores have increased average shelf inventory levels per store by 24% with lower movement stores decreasing their average shelf inventory levels by 13%. In March, we shipped out our first retail display programs, including 1,800 displays to Walgreens. These displays will increase the product visibility at the store level and help ensure adequate inventory in higher volume locations. Since the start of this program, stores with displays have experienced a growth rate 2  1⁄2 times that of the stores without displays.

Despite these efforts and improvement in sales levels, the OraQuick® In-Home HIV test is not generating the returns necessary to justify our continued spending on promotional activities at current levels. Consequently, in the second quarter we began to transition to a new promotional strategy, focused on more cost-effective methods of building awareness and stimulating consumer adoption. During the second quarter, we will continue to invest in media, particularly in the digital space, albeit at levels lower than in previous quarters, as we wind down our LOGO, BET and Essence collaborations. By the end of the second quarter, we will be largely transitioned out of broad-based consumer advertising.

Going forward, you can expect to see a focus in trade support and retail activities leveraging the HIV outreach programs of our leading retailers, continued

partnerships with public health and advocacy organizations and reliance on new, efficient distribution and promotion methods in the digital space. We will also continue tactical executions with retailers and involvement in key “moments of momentum” such as National HIV Testing Days. As a result of these changes, our promotional costs will drop from the $4.6 million spent during the first quarter to roughly $3.2 million in the second quarter, with further reductions planned for the second half of this year, resulting in a quarterly promotional spend of less than $1.0 million.

While this approach is expected to drive towards greater profitability for both the brand and the Company, we may see declines in revenue during the second and third quarters as we transition out of broad-based advertising and implement these tactical, retail level promotions. Once this transition is complete, we expect to resume sales growth, albeit at lower rates than previously seen. Again, our goal is to continue to build this brand, but to do so in a way that contributes positively to the profitability of the Company.

In short, our OraQuick® In-Home HIV test business remains important and warrants continued investment. We still believe in the business potential of the product, but we recognize that it is going to take time to build awareness and stimulate further customer acceptance. Going forward, we will better align spending with revenues as we drive this product line toward profitability. We believe this change is in the best interests of both the Company and its stockholders.

On the international front, we continue to evaluate some of the more attractive opportunities. As you may know, the United Kingdom recently repealed a law that prohibited in-home HIV testing, thereby opening the door for a product like our in-home test. We are actively pursuing CE mark approval while we continue to look more broadly at various European markets. Our U.S. experience regarding the challenges of building this new brand will be factored into our commercial assessments of new international markets. As our plans evolve, we will certainly keep you posted.

Molecular Collection Systems – Doug Michels

A final area I want to address is our molecular collection systems business. With Q1 revenues of $5.8 million, DNA Genotek recorded its second highest quarterly revenue total ever and continues the strong quarterly growth reported throughout 2013. This performance is a testament to the value proposition underlying the Company’s Oragene® and ORAcollect™ products.

During the first quarter, DNA Genotek’s revenues from commercial customers were 80% higher than Q1 of 2013. Revenues from commercial customers constituted 53% of DNA Genotek’s revenues for the current quarter.

Academic revenues for the first quarter were also strong, growing almost 30% over the comparable period in 2013. This growth was driven by shipments to the EU and other rest of world countries. During the first quarter, we also signed an agreement for a large scale research study in Australia. The revenue for that opportunity will be spread over several future quarterly periods.

In past calls, we have mentioned DNA Genotek’s ongoing efforts to expand production. I am pleased to report that our new manufacturing line is now very close to being fully operational. We expect to begin production within the next week or so. When operational, this new line will triple our capacity to produce our Oragene® product and will continue to support growth in this important business segment.

Conclusion

So in conclusion, 2014 has started out on a strong note. Our business is performing well, and the Company’s overall financial performance is expected to improve as the year continues. One important factor contributing to this performance will be our new retail-oriented promotional strategy for the OraQuick® In-Home HIV test. This change should help drive a more cost effective contribution from this product line.

And with that, I will now open the floor to your questions. Operator please proceed.

*  *  *  *

[Q&A session]

Final Conclusion – Doug Michels

Thank you for participating on today’s call and for your continued interest in OraSure. Have a good afternoon and evening.

Important Information

This document contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through our internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of replacing distributors; inventory levels at distributors and other customers; ability to market and sell products, whether through our internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the FDA or other regulators; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for the Company’s products; impact of replacing distributors; inventory levels at distributors and other customers; ability of DNA Genotek to achieve its financial and strategic objectives and continue to increase its revenues; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of negative economic conditions, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products, including the OraQuick® In-Home HIV test; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance or other factors; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of the Company’s products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of the Company’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.